EXHIBIT "D"

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (hereinafter referred to as the "Agreement") is entered into as of ________________________, 1996 between Microtech Medical Systems, Inc., ("MMSI"), also referred to as the "Seller," and Jerry G. Kilgore or a related affiliate, also referred to as the "Purchaser."

RECITALS

     Whereas, the Board of Directors of MMSI intends to direct the Company into new business ventures, in areas other than medical laboratory test products with its inherent high level of regulation, competition, product liability risks, and manufacturing complexity.

     And Whereas, MMSI completed a secondary stock offering in January, 1988 in order to seek to acquire or participate in business ventures which could result in a substantial change in this Company's business and operations.

     And Whereas, the laboratory test kit products have only a small niche appeal to select microbiology laboratories, and has found only limited acceptance of a narrow spectrum of products related to antibiotic susceptibility testing of fastidious and anaerobic bacteria.

     Therefore, the Board of MMSI, in an effort to redirect and concentrate its efforts on acquisitions and related activities and thereby enhance the valuation of the Company, is desirous of selling its operations which manufacture the test products.

NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

     1.1 Asset Purchase: Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, by appropriate assignment and bill of sale one hundred percent (100%) interest in the whole interest of Seller's right, title and interest in and to any and all authorizations, licenses, contracts and assets directly or indirectly related to its medical laboratory products ("Operations"), including without limitation all licenses, contracts, inventories, operating assets, personal property, real property, and any other asset related to the operations, as of the commencement date of this Agreement. Seller makes no representations or warranties concerning the Purchased Assets, as defined herein.

     1.2 Purchase Price: In exchange for the sale of the Purchased Assets described in Section 1.1 above, and in consideration for all liabilities, including accounts payable and leases, to be assumed by Purchaser relating to the manufacturing operations, Purchaser shall agree to pay Seller the sum certain of Two Hundred Fifty-One Thousand Dollars ($251,000), see 1.3. Purchaser hereby represents, covenants and agrees that Seller shall not in any way be liable for any contracts, obligations or liabilities of the operations of any nature whatsoever (whether accrued, absolute or contingent, whether disclosed or undisclosed, whether known or unknown, whether due or to become due, whether related to the Purchased Assets and the associated manufacturing operations or otherwise, and regardless of when asserted) not specifically provided for in this Agreement, which unassumed liabilities shall be the sole responsibility of Purchaser.

               1.2.1  Assumption of Manufacturing  Operations  Responsibilities:
          Purchaser hereby assumes and agrees to fully perform in timely manner any and all of Seller's duties and obligations in the manufacturing operations, referenced herein from and after the date of this Agreement, as if it were the original purchaser therein.

     1.3 Method of Purchase:

               1.3.1 Down Payment: The non-refundable down payment shall be One Thousand Dollars ($1,000), which amount shall be paid to Seller upon the date this Agreement is executed by the parties hereto.

               1.3.2 Balance of Purchase Price: The balance of the purchase price shall be paid to Seller as follows:

               (a) Payment: Two Hundred Fifty Thousand Dollars ($250,000) on or before June 1, 2001. In the event that the $250,000 payment is not made on the required date, the Purchaser shall, within ten (10) business days of such default, provide Seller with a convertible financing received by the Purchaser from one or more lenders.

               (b) Promissory Note: At closing, Purchaser shall sign a Promissory Note in the amount of Two Hundred Fifty Thousand Dollars ($250,000) due to Seller on or before June 1, 2001, to bear interest at Colorado National Bank Prime Lending Rate on date of sale plus one percent (1%) interest payable monthly and due on the fifth of each month, with a final balloon payment of $250,000 to be made on the due date.

               (c) Collateral: Security for the note is to be:

                    1. The Three Million Share Option  granted to Mr. Kilgore by the Board of Directors of MMSI in October, 1993, said option to be pledged as security at closing and held by the Board. Upon exercise of the option, the issued shares shall be pledged and held by the Board, along with a signed proxy giving the Directors the right to vote the shares at any shareholder meeting.

                    2. Southland Life Insurance policy on life of Jerry G. Kilgore.

                    3. Stock in Valley of Sun of approximately  sixteen thousand six hundred (16,600) shares.

                    4.   Promissory   note   of   Carolina   Multicommunications
               Corporation in the amount of Two Hundred Thirty-Five Thousand Dollars ($235,000.00).

               1.3.3 Closing: The closing of the sale of the Purchased Assets shall be simultaneous with the signing by Purchaser of the Two Hundred Fifty Thousand Dollar ($250,000) promissory note, as required by
          Section 1.3.2(b) hereof, following shareholder approval.

                           ARTICLE II

     2.1 Notices: All notes, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and effective (i) upon receipt if delivered in person, by cable or telegram, (ii) one business day after depositing prepaid with a national overnight express delivery service (e.g., Federal Express or Airborne) or (iii) three business days after deposit in the United States Mail (registered or certified mail, postage prepaid, return receipt requested):

If to Seller:

Microtech Medical Systems, Inc.
320 E. Costilla
Colorado Springs, CO    80903

If the Purchaser:

Jerry G. Kilgore
12931 E. Cedar Street
Denver, CO

     or such other address as specified by the parties in writing from time to time.

     2.2 Press Release: Unless otherwise required by law, none of the parties hereto shall make any public announcement nor issue any press release regarding the transactions set forth herein without the prior approval of the other parties, which approval shall not be unreasonably withheld. Following the closing, appropriate press releases and SEC filings may be prepared and issued by the new Board of Directors. Purchaser hereby consents to Seller disclosing the terms and/or a copy of this Agreement to shareholders and underwriters of Seller.

     2.3 Amendments: This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

     2.4 Expenses: Except as otherwise expressly herein provided, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expense of its agents, representatives, counsel and accountants) incidental to the negotiation, preparation, execution and performance of this Agreement.

     2.5 Counterparts: This Agreement may be executed in any number of counterparts by FAX, with hard copy sent first class mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     2.6 Parties in Interest - Assignment: This Agreement shall inure to the benefit of and be binding upon Purchaser, Seller and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under, or by reason of, this Agreement. The rights and responsibilities of Seller and Purchaser hereunder may be assigned to any party without the other party's prior written consent.

     2.7 Applicable Law: The rights and obligations of the parties shall be construed under and governed by the laws of the State of Colorado. Venue and jurisdiction for judicial enforcement of this Agreement shall be Arapahoe County, Colorado.

     2.8 Waiver: No provision in this Agreement shall be deemed waived by course of conduct, unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

     2.9 Captions - Interpretation: Section headings contained herein are descriptive only, and shall have no legal effect. Each party has reviewed and discussed this Agreement with counsel, and any question of construction shall not be resolved by any rule of interpretation providing for interpretation against the drafting party.

     2.10 Severability: In the event that any term or provision of this Agreement is determined to be or would be void, unenforceable, or contrary to law, such term or provision is voided; however, the remainder of this Agreement shall continue in full force and effect, provided that such continuation would not diminish the benefits of this Agreement for any party.

     2.11 Arbitration:

          (a) Should a dispute arise under this Agreement which cannot be resolved informally between the parties hereto, either Purchaser or Seller may request that such dispute be submitted to arbitration for resolution. Arbitration under this section shall take place at a location mutually agreeable to Purchaser and Seller.

          (b) Purchaser shall select one arbitrator, and Seller shall select another arbitrator, within fifteen (15) days of a request for arbitration hereunder, and the arbitrators so chosen shall select a third arbitrator within fifteen (15) days of the later arbitrator's selection. Each such arbitrator shall be an individual or firm unaffiliated with any of the parties and with expertise in the manufacturing operations. If Purchaser or Seller fails to designate a third arbitrator, then such arbitrator shall be designated by the American Arbitration Association upon request of Purchaser or Seller.

          (c) The decision of a majority of the arbitrators shall be final, conclusive and binding on the parties hereto and may be submitted to a court of appropriate jurisdiction for enforcement thereof.

     2.12 Attorney's Fees: If any action, suit or proceeding is commenced to establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorney's fees and litigation expenses incurred therein by the prevailing party.

     2.13 Entire Agreement: This Agreement constitutes the entire Agreement between the parties governing the matters addressed herein. No prior agreement or representation, whether oral or written, shall have any force or effect thereon.

     2.14  Commencement  Date:  The  commencement  date  of  this  Agreement  is
__________________________________________.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first-above written.

                              SELLER:

                              MICROTECH MEDICAL SYSTEMS, INC.

                              By:________________________________


                              PURCHASER:

                              _____________________________________
                              JERRY G. KILGORE

                            AMENDMENT
                               TO
           ASSET PURCHASE AGREEMENT DATED JUNE 27,1996



Section 1.3 of Article 1 of the Asset Purchase Agreement between Microtech Medial Systems, Inc. ("MMSI"), now known as Eclipse
Corporation, also referred to as "Seller," and Jerry G. Kilgore or a related affiliate, also referred to as "Purchaser," is hereby amended as follows:

Section 1.3    Method of Purchase:

     1.3.1       Down  Payment:         The  non-refundable  down
          payment shall be One Thousand Dollars ($1,000), which amount shall be paid to Seller upon the date this Agreement is executed by the parties hereto.

     1.3.2 Balance of Purchase Price: The balance of the purchase price is to be paid as follows:

     (a) Payment: Two Hundred Fifty-Thousand Dollars ($250,000) on or before June 1, 2001. In the event that the $250,000 payment is not made on the required date, the Purchaser shall, within ten (10) business days of such default, provide Seller with a convertible financing received by the Purchaser from one or more lenders.

          1 . Fifty Thousand Dollars ($50,000) in insurance premiums described in the MMSI Settlement Agreement (paragraph 2h) shall be applied to the purchase price as of the commencement date of the Agreement.

          2.   Two Hundred Thousand Dollars ($200,000) Promissory
               Note set forth hereinbelow.

     (b) Promisso[y Note: At closing, Purchaser shall sign a Promissory Note in the amount of Two Hundred Thousand Dollars ($200,000) due to Seller on or before June 1, 2001, to bear interest at Colorado National Bank prime Lending Rate on date of sale, plus one percent (1%), interest payable monthly and due on the fifth of each month, with a final balloon payment of $200,000 to be made on the due date.

     (c)  Collateral: Security for the note is to be:

          1 . The Three Million Share Option granted to Mr. Kilgore by the Board of Directors of MMSI in October, 1993, said option to be pledged as security at closing and held by the Board. Upon exercise of the option, the issued shares shall be pledged and held by the Board, along with a signed proxy giving the Directors the right to vote the shares at any shareholder meeting.

          2. Stock in Valley of Sun of approximately sixteen thousand six hundred (16,600) shares.

          3.   Promissory  note  of  Carolina Multicommunications
               Corporation  the amount of Two Hundred Thirty-Five
               Thousand Dollars ($235,000).

     1.3.3 Closing: The closing of the sale of the Purchased Assets shall be simultaneous with the signing by Purchaser of the Two Hundred Thousand Dollar ($200,000) promissory note, as required by Section 1.3.2 (c) hereof, following Shareholder approval.

IN WITNESS WHEREOF, the parties have duly executed this Amendment
to the Asset Purchase    Agreement    Dated   June    27,    1996
on  the  31st day of December, 1996.

SELLER:                                   PURCHASER:

                               ECLIPSE CORPORATION
                                (formerly MMSI)

------------------------
JERRY G. KILGORE                            By:___________________________
                                            Its: Secretary